                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       AMERICAN PAD & PAPER
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                          AMERICAN PAD & PAPER COMPANY
                         17304 PRESTON ROAD, SUITE 700
                              DALLAS, TEXAS 75252
                           TELEPHONE: (972) 733-6200

                                 March 31, 1999

                            ------------------------

Dear Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of American Pad & Paper Company ("AP&P") on Tuesday, April 27, 1999, at 11:30 a.m. in the Crescent Ballroom of the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201. If you are planning to attend, please mark the appropriate space on the enclosed proxy card. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages describe the proposals being presented to the stockholders for consideration at this meeting and also provide additional important information.

    At the meeting, you will hear a report on current business conditions and recent developments at AP&P and have a chance to meet your directors and executive officers. You will be voting on the election of three directors, approval of the 1999 Key Employees Stock Incentive Plan and ratification of AP&P's independent accountants.

    As described in the accompanying Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the persons nominated, FOR approval of the 1999 Key Employees Stock Incentive Plan and FOR ratification of AP&P's independent accountants.

    A copy of AP&P's 1998 Annual Report is being sent to you along with this Proxy Statement and Notice of Annual Meeting. If you would like another copy of the 1998 Annual Report, please contact John H. Rodgers, Secretary, and one will be sent to you.

    We appreciate your continued interest in American Pad & Paper Company. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure that your shares will be represented at the meeting.

Sincerely,

     Robert C. Gay           James W. Swent III
Co-Chairman of the Board  Co-Chairman of the Board

                          AMERICAN PAD & PAPER COMPANY
                         17304 PRESTON ROAD, SUITE 700
                              DALLAS, TEXAS 75252
                           TELEPHONE: (972) 733-6200

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 31, 1999

                            ------------------------

    The Annual Meeting of Stockholders of American Pad & Paper Company (the "Company"), will be held on Tuesday, April 27, 1999, at 11:30 a.m. (the "Annual Meeting"), at the Crescent Ballroom of the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, for the following purposes:

    (1) To elect three (3) Class III Directors to serve until the annual meeting of stockholders in 2002 and until their successors are duly elected and qualified (the Board of Directors of the Company recommends a vote FOR the nominees named in the Company's Proxy Statement);

    (2) To consider and vote upon a proposal that the stockholders ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, to be the independent accountants of the Company and its subsidiaries for the year ending December 31, 1999 (the Board of Directors of the Company recommends a vote FOR this proposal);

    (3) To consider and vote upon a proposal that the stockholders approve the Company's 1999 Key Employees Stock Incentive Plan (the Board of Directors of the Company recommends a vote FOR this proposal); and

    (4) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on March 9, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

    Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD EXACTLY AS YOUR NAME APPEARS THEREON. PLEASE INDICATE YOUR VOTES BY MARKING THE APPROPRIATE BALLOT BOXES AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

    The Company's 1998 Annual Report for the year ended December 31, 1998, is enclosed. The 1998 Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                                          By Order of the Board of Directors,

                                          John H. Rodgers
                                          SECRETARY

Dallas, Texas
March 31, 1999

             IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK
                     THE APPROPRIATE BOX ON THE PROXY CARD

                          AMERICAN PAD & PAPER COMPANY
                         17304 PRESTON ROAD, SUITE 700
                              DALLAS, TEXAS 75252

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 1999
          DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH 31, 1999

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION AND REVOCATION OF PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of American Pad & Paper Company, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held on April 27, 1999, (the "Annual Meeting") and any adjournments thereof. This Proxy Statement and the related proxy card are being mailed to holders of the Company's common stock, par value $.01 per share (the "Common Stock"), commencing on or about March 31, 1999. Neither the Company's officers or directors who held office during the last year ended December 31, 1998, nor any nominee or associate of any of the aforementioned persons, has any interest, direct or indirect, in the matters to be voted upon, other than election to office and as otherwise disclosed herein.

    The Board of Directors requests that you execute and return the proxy promptly, whether or not you plan to attend the Annual Meeting. In addition, if you plan to attend the Annual Meeting in person, please so indicate in the appropriate space on the proxy card. Each properly executed proxy not revoked will be deemed to grant authority to vote and, unless a contrary instruction is indicated on the proxy, will be voted (i) for the nominees for Director named in this Proxy Statement; (ii) for approval of the appointment of PricewaterhouseCoopers LLP to be the independent accountants of the Company and its subsidiaries for fiscal year 1999; (iii) for approval of the 1999 Key Employees Stock Incentive Plan; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting or any adjournment thereof. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by advising the Inspector of Election of the revocation at the meeting; however, presence at the meeting will not automatically revoke the proxy and revocation during the meeting will not affect any votes previously taken. The signing of the proxy grants discretionary authority to vote upon matters which may properly come before the Annual Meeting from the floor or at such a late date as to prohibit additional notice. Other than approval of the minutes of the 1998 Annual Meeting of Stockholders, no such matter is known to management.

SHARES OUTSTANDING AND VOTING RIGHTS

    Stockholders of record of the Company's Common Stock as of the close of business on March 9, 1999, will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding 27,724,045 shares of Common Stock. A list of the Company's stockholders will be available for examination by stockholders, for any purpose germane to the meeting, at the Company's headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders' voting. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), properly executed proxies marked "abstain" as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes"), will be considered "present" for the purposes of determining whether a quorum has been achieved at the Annual Meeting. The Board of Directors recommends that the stockholders vote FOR Proposals 1, 2 and 3.

    The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting but not voted for any reason have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require, for approval, the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and therefore have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

         INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES

BOARD OF DIRECTORS

    The Board of Directors is currently comprised of ten Directors divided into three classes. Directors in each class serve a term of three years with the term of each class expiring in different years. Each Director shall be elected to hold office until the expiration of his term or until his earlier death, resignation, retirement, disqualification or removal from office for cause.

    Subject to rights of holders of any series of preferred stock to fill such newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors may be filled by a vote of 50% of the total number of the remaining Directors then in office.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held eight meetings during 1998.

    The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee.

    The Executive Committee is authorized to review the Company's strategic planning process and has the power to exercise the authority of the Board on specific matters assigned to it by the Board from time to time. The Executive Committee for 1998 was comprised of Messrs. Gay, Gard and Wolpow. Mr. Charles G. Hanson III was a member of the Executive Committee until his resignation from the Board on July 7, 1998. The Executive Committee met one time in 1998.

    The Audit Committee for 1998 was composed of three Directors: Messrs. Edgerley, Kohn and Watterson. The Audit Committee met two times in 1998, and all members were in attendance. The functions of the Audit Committee include: recommending the engagement of independent accountants for the Company and, with them, the plan and scope of the audit, its status during the year, the results when completed and the fees for services performed; discussing with management and the independent accountants the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters which any of them considers to be of importance; reviewing the Company's accounting and financial reporting principals, policies and practices; and reviewing, prior to publication, the annual audited financial statements as well as such other Company financial information or releases as the Committee deems desirable.

    The Compensation Committee was composed of two Directors in 1998: Messrs. Gay and Wolpow. The Compensation Committee met five times in 1998, and all members were in attendance. The Compensation Committee is authorized to provide a general review of the Company's compensation and benefit plans to ensure compliance with corporate objectives. See "Compensation of Executive Officers-- Compensation Committee Report on Executive Compensation," below, for a description of the functions of the Compensation Committee.

    During 1998, each of the current Directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such Director is a member.

    The Company does not have a Nominating Committee. The entire Board of Directors is responsible for filling vacancies on the Board as they occur and recommending candidates for election as Directors at the annual meetings of stockholders. The Board will consider individuals recommended for nominations by stockholders of the Company. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the entire Board for its consideration. The recommendation must be accompanied by the consent of the individual nominated to be elected and to serve.

    In addition, the Amended and Restated By-Laws of the Company (the "By-Laws") require that advance notice of nominations for the election of Directors to be made by a stockholder (as distinguished from a stockholder's recommendation to the Board) be given to the Secretary of the Company (i) in the case of an annual meeting, no later than 60 days and no more than 90 days before an annual meeting of stockholders, provided, that in the event that the date of the annual meeting is changed by more than 30 days from the first anniversary date of the preceding year's annual meeting, notice by stockholders must be received no later than the close of business on the tenth (10th) day following the earlier of the date on which this notice was mailed or public announcement of the meeting was made, and
(ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the meeting was made. Such notice must include (i) as to each person whom the stockholder proposes to nominate for election as a Director at such meeting, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice, (A) the name and address, as they appear on the Company's books, of such stockholder, and (B) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Company which are beneficially owned by such person.

COMPENSATION OF DIRECTORS

    At present, no separate compensation or fees are payable to employee Directors of the Company. The Company pays non-employee Directors an annual retainer of $20,000. In addition, Directors are reimbursed by the Company for reasonable travel expenses incurred in attending Board of Directors' meetings. Pursuant to the Company's Non-Employee Director Stock Option Plan (the "Non Employee Director Plan"), non-employee Directors are granted options to purchase 25,000 shares of Common Stock upon their initial election or appointment to the Board (or upon the adoption of the Non Employee Director Plan for those Directors in office on the date of such adoption) and will be granted options to purchase an additional 2,000 shares of Common Stock on an annual basis beginning on the later of the fourth anniversary of the adoption of the Non Employee Director Plan (July 8, 2000) or a Director's fourth anniversary of being elected to the Board. The Directors do not receive any additional compensation for committee participation.

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

    The Board of Directors has nominated and recommends a vote FOR the election of the three nominees set forth below. Each nominee currently serves as Director of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable. At the Annual Meeting, three Directors are to be elected as members of Class III to serve until the annual meeting in 2002 and until their successors are elected and qualified or until their earlier removal or resignation.

    Mr. James W. Swent III was appointed to the Board of Directors on July 7, 1998, to fill the vacancy on the Board resulting from the resignation of Charles
G. Hanson III. Mr. Swent was elected Co-Chairman effective March 17, 1999. Mr. Paul B. Edgerley was appointed on July 7, 1998, to fill the vacancy on the Board resulting from an increase in the authorized number of Directors pursuant to the terms of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws. Effective March 17, 1999, Mr. Jeffrey K. Hewson was appointed to fill the vacancy on the Board resulting from the resignation of Mr. Jonathan
S. Lavine and Mr. John H. Rodgers was appointed to fill the vacancy on the Board resulting from an increase in the authorized number of Directors pursuant to the terms of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws.

    Information regarding the nominees for Director of the Company is set forth below:

NAME                                                 AGE                              POSITION
------------------------------------------------     ---     ----------------------------------------------------------
James W. Swent III..............................         48  Co-Chairman of the Board, Chief Executive Officer, Chief
                                                             Financial Officer and Director
Robert C. Gay(1)(2).............................         47  Co-Chairman of the Board and Director
Scott R. Watterson(3)...........................         43  Director

    Information regarding Directors of the Company not subject to reelection at the Annual Meeting is set forth below:

NAME                                                 AGE                              POSITION
------------------------------------------------     ---     ----------------------------------------------------------
Russell M. Gard(1)..............................         51  Vice Chairman of the Board and Director
Gregory M. Benson...............................         43  Director
Paul B. Edgerley(3).............................         43  Director
Jeffery K. Hewson...............................         55  Director
Herbert M. Kohn(3)..............................         60  Director
John H. Rodgers.................................         55  Senior Vice President & General Counsel, Secretary and
                                                             Director
Marc B. Wolpow(1)(2)............................         40  Director

------------------------

(1) Member of the Executive Committee for Fiscal Year 1998.

(2) Member of the Compensation Committee for Fiscal Year 1998.

(3) Member of the Audit Committee for Fiscal Year 1998.

    There are no family relationships between or among any Directors or executive officers of the Company.

DIRECTOR NOMINEES (CLASS III DIRECTORS)

    JAMES W. SWENT III. Co-Chairman of the Board since March 17, 1999; Director and Chief Executive Officer since July 1998; Chief Financial Officer since June 1998; Executive Vice President from June 1998 to July 1998. Chief Executive Officer, Cyrix Corporation, from December 1996 to December 1997; Senior Vice President Finance and Administration from July 1996 to December 1996. Vice President, Business Development, Northern Telecom, from September 1993 to July 1996; Vice President and Chief Financial Officer, Northern Telecom--Caribbean and Latin America Region from February 1992 to September 1993.

    ROBERT C. GAY. Co-Chairman of the Board since March 17, 1999; Director since 1992; Chairman of the Board from July 1998 to March 1999. Managing Director, Bain Capital, Inc. ("Bain Capital") since 1993. A General Partner of Bain Venture Capital since 1989; Principal from 1988 through 1989. Vice Chairman of the Board of Directors, IHF Capital, Inc., the parent of ICON Health & Fitness Inc. Director, Cambridge Industries, Inc., GT Bicycles, Inc., GS Industries, Inc. and its subsidiary GS Technologies Operating Co., Inc., Nutraceutical International Corporation and Physio-Control International Corporation.

    SCOTT R. WATTERSON. Director of the Company since December 1996. Chairman of the Board and Chief Executive Officer, IHF Capital, Inc., the parent of ICON Health & Fitness Inc., since November 1994. President and Chief Executive Officer, Weslo, Inc., since 1977. President and Chief Executive Officer, ProForm Fitness Products, Inc., since 1988.

CLASS I DIRECTORS (TERM EXPIRING AT THE 2000 ANNUAL MEETING)

    GREGORY M. BENSON. Director of the Company since 1992. Executive Vice President, Bain Capital since November 1996. Acting Chief Financial Officer of the Company from December 1997 to June 1998; Executive Vice President and Director of Strategic Planning and Acquisitions from May 1996 through November 1996; Chief Financial Officer and Secretary from 1992 to August 1996. Chief Financial Officer, Chief Administrative Officer and Director of AMPAD Corporation (the principal operating subsidiary of the Company during that period) from 1992 to 1995. GE Capital Corporation from 1977 to 1992.

    PAUL B. EDGERLEY. Director of the Company since July 1998. Managing Director, Bain Capital since 1993. General Partner, Bain Venture Capital, since 1990 and a Principal, Bain Venture Capital, from 1988 to 1990. Director, Steel Dynamics, Inc., GS Technologies Corporation, AMF Group Inc., Anthony Crane Rental and Sealy Corporation.

    JEFFERY K. HEWSON. Director of the Company since March 17, 1999. President, The Beckley Cardy Group from 1996 to 1997. Chief Executive Officer, United Stationers, Inc., from 1995 to 1996; President and Chief Operating Officer from 1991 to 1995; Executive Vice President from 1990 to 1991. Formerly, President, ACCO World Corporation, US Division. President, ACCO World Corporation, Canada; Director, ISA International, a publicly held company in Great Britain.

CLASS II DIRECTORS (TERM EXPIRING AT THE 2001 ANNUAL MEETING)

    RUSSELL M. GARD. Vice Chairman of the Board and Director of the Company since 1992; Chief Operating Officer and Vice Chairman of the Board from 1992 to July 1998; Resigned as an officer of the Company effective July 7, 1998. President, Chief Operating Officer and Director, AMPAD Corporation from 1992 to 1995. Executive Vice President, Pen-Tab Industries, Inc. from 1990 to 1992. Chief Executive Officer, Herlitz International from 1988 to 1990.

    HERBERT M. KOHN. Director of the Company since November 1996. Partner in the law firm of Bryan Cave LLP, Kansas City, MO since 1991. Previously, Partner in the law firm of Linde Thomson Langworthy Kohn & Van Dyke, P.C., Kansas City, MO. Director, Harmon Industries, Inc., and director on the boards of several charitable institutions and private companies.

    JOHN H. RODGERS. Director of the Company since March 17, 1999; Senior Vice President and General Counsel, Secretary since September 1998. President, Clairemead Corporation, operator of small retail and service businesses, since 1996. Executive Vice President, The Southland Corporation, from 1992 to 1995; Chief Administrative Officer from 1991 to 1995; General Counsel from 1979 to 1992; Other management positions, including Senior Vice President, Vice President and Secretary, from 1973 to 1995.

    MARC B. WOLPOW. Director of the Company since 1995. Managing Director, Bain Capital, since 1993; Principal, Bain Venture Capital, from 1990 through 1992.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998, the Compensation Committee of the Board of Directors was comprised of Messrs. Gay and Wolpow, each of whom formerly served as an officer of the Company. Messrs. Gay and Wolpow are both Managing Directors of Bain Capital, which is a party to the Advisory Agreement with the Company. No officers or employees of the Company serve on the Compensation Committee. The Compensation Committee was established in May 1996 in connection with the Company's initial public offering ("IPO"). Previous compensation levels for the company's executive officers were approved by the full Board of Directors upon the recommendation of the Chief Executive Officer of the Company. Executive Officers who are also Directors of the Company did not participate in discussions relating to their individual compensation arrangements. See "Compensation of Executive Officers--Compensation Committee Report on Executive Compensation."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    ADVISORY AGREEMENT

    In October 1995, the Company entered into a ten-year Management Advisory Agreement (the "Advisory Agreement") with Bain Capital to replace Bain Capital's prior agreement with the Company. In connection with the Company's IPO, the Company and Bain Capital amended and restated the Advisory Agreement to provide for an initial term of four years, subject to automatic one-year extensions beyond the initial term (not to exceed an aggregate of eight years) on each anniversary of the effective date of such agreement so long as Bain Capital continues to own at least 5% of the outstanding Common Stock. Under the amended Advisory Agreement, the Company agreed to pay Bain Capital an annual cash advisory fee of $2.0 million, payable by the Company on a quarterly basis in arrears, and a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Company or its subsidiaries in an amount equal to 1% of the aggregate value of such transaction (the "Bain Fees"), plus reasonable out-of-pocket expenses. In September 1998, the Company and Bain Capital mutually agreed to reduce the advisory fee to $1.5 million annually. Amendments to the Company's revolving credit agreement, approved on September 30, 1998, prohibit future payments of the Bain Fees, with a right to accrue them, until satisfaction of all obligations under the revolving credit agreement or unless otherwise permitted by the Company's banking group. For the year ended December 31, 1998, the Company paid Bain Fees of $1,586,000, plus expenses of $32,261, and accrued Bain Fees equal to $885,000. The Company believes that the fees received for the professional services rendered are at least as favorable to the Company as those which could be negotiated with an independent third party.

    REGISTRATION AGREEMENT

    The Company and certain of its executive officers and other existing stockholders, including investment funds controlled by Bain Capital (the "Bain Capital Funds"), are parties to a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of the registrable securities owned by the Bain Capital Funds and related investors have the right, at any time and subject to certain conditions, to require the Company to register any or all of their shares of Common Stock under the Securities Act on Form S-1 on three occasions at the Company's expense and on Form S-2 or Form S-3 on an unlimited number of occasions at the Company's expense. In addition, all holders of registrable securities are entitled to request the inclusion of any shares of Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. As of December 31, 1998, the holders of an aggregate of 12,831,052 shares of Common Stock (including 1,938,718 shares that could be acquired through exercisable options) had demand registration rights pursuant to the Registration Agreement.

    INDEBTEDNESS OF MANAGEMENT

    On July 2, 1996, the Company lent Mr. Needham, the Company's Executive Vice President, an aggregate of $324,537 in order to permit him to purchase shares of Common Stock in the Company's IPO. The loan had an interest rate of 8% per annum, was due on July 2, 1998, and requires Mr. Needham to prepay the loan with 40% of any bonus received by him during the first four years of his employment agreement with the Company or with any proceeds he receives from the sale of any of his shares of Common Stock. The amounts due under the loan are with full recourse and are secured by a pledge of all such shares of Common Stock purchased by Mr. Needham. On February 6, 1998, the Company extended the due date of the loan to July 2, 2000, and, effective July 7, 1998, in conjunction with the amendment of Mr. Needham's employment agreement, reduced the interest rate under the loan to the lessor of (i) 6% per annum or (ii) the highest rate permitted by applicable law. On December 31, 1998, $272,516 in aggregate principal amount remained outstanding under the loan. See "Compensation of Executive Officers--Employment Agreements."

    On March 31, 1998, the Company lent Mr. Benson, a Director and former executive officer of the Company, an aggregate of $1,000,000 in order to permit him to purchase shares of Common Stock. The loan has an interest rate of 5.89% per annum, is due on March 31, 2001, and requires Mr. Benson to prepay the loan with any proceeds he receives from the sale of any of his shares of Common Stock. The amounts due under the loan are with full recourse and are secured by a pledge of 546,385 shares of Common Stock owned by Mr. Benson and certain stock options granted to Mr. Benson, together with certain stock issuable to Mr. Benson, under certain of the Company's stock option agreements. On December 31, 1998, $1,000,000 in aggregate principal amount remained outstanding under the loan.

    OTHER

    Mr. Herbert M. Kohn is a partner in the law firm of Bryan Cave LLP, which provided legal services to the Company during 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers, Directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, Directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 1998, through December 31, 1998, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with, except that Mr. Edgerley, a newly elected Director, failed to file his initial ownership report on Form 3 within 10 days after the effective date of his election.

                  PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

    The Board of Directors recommends a vote FOR approval of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the year ending December 31, 1999. PricewaterhouseCoopers LLP audited the financial statements of the Company and its subsidiaries for the year ended December 31, 1998. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                        PROPOSAL NO. 3--APPROVAL OF THE
                    1999 KEY EMPLOYEES STOCK INCENTIVE PLAN

    On February 16, 1999, the Board of Directors adopted the American Pad & Paper Company 1999 Key Employees Stock Incentive Plan (the "1999 Option Plan") which provides that the Compensation Committee (the "Committee") of the Board, on behalf of the Company, may enter into any type of arrangement with an employee that is consistent with the provisions of the 1999 Option Plan and that by its terms involves the issuance or potential issuance of (i) shares of Common Stock or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Exchange Act as such Rule may be amended from time to time) with an exercise or conversion right at a price related to the Common Stock or with a value derived from the value of the shares of Common Stock. The entering into of any such arrangement is referred to under the 1999 Option Plan as the grant of an "Award."

    The maximum number of shares of Common Stock available for issuance upon exercise of Awards granted to employees under the 1999 Option Plan is 1,500,000, subject to adjustment in the event of a stock dividend, stock split or similar change in outstanding shares of Common Stock. Common Stock purchased under the 1999 Option Plan will be purchased from the Company; therefore the Company will receive the purchase price paid for the Common Stock, if any.

    The following description of certain features of the 1999 Option Plan is qualified in its entirety by reference to the 1999 Option Plan, a copy of which is attached hereto as Appendix A and incorporated herein by reference. Terms with their initial letter capitalized that are used in this description and not specifically defined herein shall have the same meaning given such terms in the 1999 Option Plan.

    PURPOSE AND ADOPTION. The purpose of the 1999 Option Plan is to enable the Company and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the corporation. The 1999 Option Plan was originally adopted by the Board of Directors on February 16, 1999, and, if approved by the stockholders of the Company, will become effective on April 27, 1999.

    AWARDS. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one or more such security or benefit. The Company anticipates that under the 1999 Option Plan it will only issue nonqualified stock options ("NQOs") that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code ("ISOs").

    ADMINISTRATION. The 1999 Option Plan is administered by the Committee. The Committee currently consists of two Directors, and, subject to certain limitations in the 1999 Option Plan, the Committee (or its

Authorized Delegate) is authorized and empowered to do all things necessary or desirable in connection with the administration of the 1999 Option Plan, including the following:

    (i) adopt, amend and rescind rules and regulations relating to the 1999 Option Plan;

    (ii) determine which persons meet the requirements for eligibility under the 1999 Option Plan and to which of such eligible persons, if any, Awards shall be granted;

   (iii) determine whether, and the extents to which adjustments are required under the 1999 Option Plan;

    (iv) interpret and construe the 1999 Option Plan and the terms and conditions of any Award granted under the 1999 Option Plan; and

    (v) correct any defect or supply any omission or reconcile any inconsistency in the 1999 Option Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

    Any decision of the Committee (or any Authorized Delegate) in the interpretation and administration of the 1999 Option Plan lies within its sole and absolute discretion and is final, conclusive and binding on all parties concerned.

    TRANSFERABILITY. Except as may be set forth in an Award or otherwise approved by the Committee, an employee's rights and interest under the 1999 Option Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of an employee's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

    ELIGIBILITY. Any person employed by the Company or any of its subsidiaries including any Director who is so employed is eligible to be considered for the grant of Awards under the 1999 Option Plan.

    AMENDMENT, TERMINATION AND ADJUSTMENT. The Board may amend or terminate the 1999 Option Plan at any time and in any manner; PROVIDED, HOWEVER, that no such amendment or termination may deprive the recipient of an Award previously granted under the 1999 Option Plan of any of his or her rights thereunder without the consent of such recipient; and; PROVIDED FURTHER, that no amendment shall become effective without stockholder approval if such stockholder approval is required by law. No Awards may be granted under the 1999 Option Plan after April 27, 2009. Shares of Common Stock may be issued after April 27, 2009 pursuant to Awards granted prior to such date; however, no shares of Common Stock may be issued under the 1999 Option Plan after April 27, 2019.

    ADJUSTMENTS. If the outstanding securities of the class then subject to the 1999 Option Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction provide otherwise, the Committee must make appropriate and proportionate adjustments in
(a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under the 1999 Option Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under the 1999 Option Plan and (c) to the extent permitted under the 1999 Option Plan, the maximum number of shares of Common Stock with respect to which Awards may be granted to any employee during any calendar year; PROVIDED, HOWEVER, that no adjustment may be made to the number of shares of Common Stock that may be acquired pursuant to outstanding ISOs or the maximum number of shares of Common Stock with respect to which ISOs may be granted under the 1999 Option Plan to the extent such adjustment would result in such options being treated as other than ISOs; PROVIDED FURTHER, that no such adjustment may be made to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than performance-based compensation.

    CONSIDERATION. Common Stock may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including without limitation, services rendered by the recipient of such Award.

    TAX CONSEQUENCES TO PARTICIPANTS. The following is a brief summary of the principal federal income tax consequences to participants of the grant and exercise of certain Awards under the 1999 Option Plan. This summary does not purport to address all aspects of federal income taxes that may affect participants in light of their individual circumstances. Moreover, this summary is based upon the current provisions of the Internal Revenue Code, Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, administrative pronouncements and court interpretations thereof in effect as of the date hereof. It is possible that future legislative, regulatory, judicial or administrative changes or interpretations could modify such tax consequences and the conclusions reached below and that any such change could apply retroactively. This summary applies only to participants who acquire options under the 1999 Option Plan in connection with their employment by the Company or one of its affiliates and exercise such options during their lifetimes. Because federal income tax consequences will vary as a result of individual circumstances, each option holder is urged to consult a tax advisor with respect to the tax consequences (including those under state and local tax laws) of the grant and exercise of stock options under the 1999 Option Plan. Moreover, the following summary relates only to option holders' federal income tax treatment. The state, local and foreign tax consequences may be substantially different from the federal income tax consequences described herein.

    1.  Taxation of Ordinary Income and Capital Gains

    The ordinary income of an individual taxpayer currently is generally subject to a maximum federal income tax rate of 39.6%, while long-term capital gains of an individual currently are generally subject to a maximum tax rate of 20%. The effective marginal rates of some taxpayers may be higher to the extent that they are subject to the phase-out of personal exemptions or the reduction of itemized deductions that occur at certain income levels. The classification of income as capital or ordinary is also relevant for taxpayers who have capital losses or investment interest.

    2.  Options.

    Under the 1999 Option Plan, a participant may be granted options that qualify as ISOs or NQOs or both. Generally, the tax consequences to an option holder with respect to ISOs will be different from the tax consequences with respect to NQOs. The Company currently intends only to grant NQOs under the 1999 Option Plan. As a result, the Company has only set forth herein the tax consequences relating to NQOs. In addition, the discussion below assumes that at the time an NQO is exercised, the shares received are either fully vested or the holder makes a timely election under Section 83(b).

    The holder of an NQO does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such a grant. The option holder recognizes ordinary compensation income (subject to withholding taxes) on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date. If such taxable compensation is properly included in the holder's gross income by the holder or is deemed to have been properly included as a result of the timely satisfaction of certain reporting requirements by the Company, the Company should be entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the option holder on the exercise of the NQO.

    If an option holder sells shares acquired pursuant to the exercise of an NQO, the option holder will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date. The capital gain is long-term or short-term, depending on whether the option holder has held the option shares for more than one year after the exercise date. The Company is not entitled to any deduction with respect to any capital gain recognized by the option holder.

    The previous paragraph assumes, for simplicity, that the option holder's tax basis in the option shares sold is equal to the fair market value of such shares on the exercise date. While this would be the case if the option holder had paid the exercise price for such shares in cash, it would not normally be the case if the option holder paid the exercise price in whole or in part by delivery of other shares of Common Stock. In the latter case, the option holder's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the fair market value of those received shares on the exercise date and the option holder's holding period for such received shares begins on the exercise date. The option holder's capital gain or loss on a sale of option shares would be determined based on the option holder's actual basis in the shares sold and the long-term or short-term nature of any gain would be based on the option holder's actual holding period.

    3.  Effect of Section 16(b) of the Securities Exchange Act of 1934.

    The tax consequences to an option holder of the exercise of either an ISO or an NQO may vary from those described above if the option holder is a person who is subject to liability under Section 16(b) of the Exchange Act (typically, officers, directors and major stockholders of a corporation) for certain dealings in the Common Stock (a "16(b) Person"). In general, an option holder who is a 16(b) Person will not recognize income on receipt of the Common Stock until such holder is no longer subject to a liability under Section 16(b) with respect to the disposition of such Common Stock. However, the option holder may elect to be taxed based on the fair market value of the shares on the exercise date (and have a holding period beginning on the exercise date) by filing an election under Section 83(b) of the Code within 30 days of the exercise date.

    4.  Effect of Section 162(m) of the Internal Revenue Code.

    Starting with tax years beginning after January 1, 1994, a publicly held corporation may not deduct compensation paid to its chief executive officer and its four other most-highly compensated officers in excess of $1 million per officer during a corporate taxable year except to the extent such amounts in excess of $1 million qualify for an exception to this limitation. To qualify for this exception, such amounts must be determined on the basis of preestablished, objective, nondiscretionary formula that meet certain shareholder and outside director approval requirements. For this purpose, "compensation" is broadly defined and would include, for example, income realized on the exercise of non-qualified options or SARs, disqualifying dispositions of ISO shares, and the receipt (if a timely Section 83(b) election is made) or vesting (if no Section 83(b) election is made) of restricted stock. Thus, to the extent awards granted to the Chief Executive Officer and the four other most highly compensated officers do not qualify for the performance based-exception, the Company's deductions with respect to such awards may be subject to the $1 million per executive deduction limitation.

    1999 OPTION PLAN BENEFITS. No stock options have been granted under the 1999 Option Plan as of the date of this Proxy Statement. The type or number of future Awards that will be granted under the 1999 Option Plan in the future is not determinable at this time.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    Except as otherwise noted, the following table sets forth certain information as of March 1, 1999, as to the security ownership of equity securities of the Company by (i) each of the executive officers named in the Summary Compensation Table; (ii) each of the Directors and Director nominees of the Company; (iii) all Directors and executive officers as a group; and (iv) those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company. All information with respect to beneficial ownership has been furnished by the respective Director, Director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                                          COMMON STOCK
                                                                 ------------------------------
EXECUTIVE OFFICERS,                                                NUMBER OF      PERCENT OF
DIRECTORS AND 5% STOCKHOLDERS                                       SHARES           CLASS
---------------------------------------------------------------  -------------  ---------------
Executive Officers and Directors:

Robert C. Gay(1)...............................................     9,960,891           35.9%

James W. Swent III.............................................        50,000              *

Russell M. Gard(2).............................................     1,001,108            3.6%

Gregory M. Benson(3)...........................................       845,842            3.0%

Paul B. Edgerley(4)............................................     9,942,141           35.9%

John J. Grymes.................................................        42,943              *

Jeffery K. Hewson..............................................           -0-              *

Herbert M. Kohn(5).............................................        20,750              *

William L. Morgan..............................................           -0-              *

John H. Rodgers................................................         6,575              *

Scott R. Watterson(6)..........................................        18,750              *

Marc B. Wolpow(7)..............................................       769,396            2.8%

Charles G. Hanson(8)...........................................     1,041,961            3.7%

Timothy E. Needham(9)..........................................       189,565              *

All Directors and executive officers as a group (14
persons)(10)...................................................    13,202,135           47.6%

5% Stockholders:

Bain Capital Funds(11).........................................     9,942,141           35.9%
  c/o Bain Capital, Inc.
  Two Copley Place
  Boston, Massachusetts 02116

EnTrust Capital Inc.(12).......................................     1,804,204            6.5%
  650 Madison Avenue
  New York, New York 10022

------------------------

*   Less than one percent.

(1) Includes (i) 18,750 shares of Common Stock that can be acquired through currently exercisable options and (ii) 9,942,141 shares held collectively by Bain Capital partnerships as described herein. Mr. Gay is a general partner of Bain Venture Capital, a California limited partnership ("BVC"), which is the general partner of the Tyler Capital Fund, L.P. ("TCF"), Tyler Massachusetts L.P. ("TM") and Tyler International L.P.-II ("TI"). Accordingly, Mr. Gay may be deemed to beneficially own shares held by such investment funds. In addition, Mr. Gay is a general partner of BCIP Trust Associates L.P. ("BCIP Trust") and BCIP Associates ("BCIP") and, as a result, may be deemed to beneficially own shares held by such partnerships. Mr. Gay disclaims beneficial ownership of such shares in which he does not have a pecuniary interest. The address of Mr. Gay is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116.

(2) Includes 798,548 shares of Common Stock that can be acquired through currently exercisable options.

(3) Includes 299,457 shares of Common Stock that can be acquired through currently exercisable options.

(4) Includes 9,942,141 shares held collectively by Bain Capital partnerships as described herein. Mr. Edgerley is a general partner of BVC, which is the general partner of TCF, TM and TI. Accordingly, Mr. Edgerley may be deemed to beneficially own shares held by such investment funds. In addition, Mr. Edgerley is a general partner of BCIP Trust and BCIP and, as a result, may be deemed to beneficially own shares held by such partnerships. Mr. Edgerley disclaims beneficial ownership of such shares in which he does not have a pecuniary interest.

(5) Includes 18,750 shares of Common Stock that can be acquired through currently exercisable options.

(6) Includes 18,750 shares of Common Stock that can be acquired through currently exercisable options.

(7) Includes (i) 5,000 shares held by Mr. Wolpow as custodian for his two minor children; (ii) 18,750 shares of Common Stock that can be acquired through currently exercisable options; (iii) 620,562 shares held by BCIP; and (iv) 125,084 shares held by BCIP Trust. Mr. Wolpow is a general partner of BCIP and BCIP Trust and, as a result, may be deemed to beneficially own shares held by such partnerships. Mr. Wolpow disclaims beneficial ownership of such shares in which he does not have a pecuniary interest.

(8) Includes 840,713 shares of Common Stock that can be acquired through currently exercisable options. Mr. Hanson resigned as a Director and executive officer of the Company effective July 7, 1998.

(9) Includes 100,000 shares of Common Stock that can be acquired through currently exercisable options. Mr. Needham resigned as an executive officer of the Company effective October 31, 1998.

(10) Includes shares, which may be deemed to be beneficially owned by Messrs. Gay, Edgerley and Wolpow as a result of their relationship with the Bain Capital Funds and shares that the Directors and executive officers can acquire through currently exercisable options.

(11) Includes (i) 7,270,836 shares held by TCF; (ii) 1,489,744 shares held by TM; (iii) 435,915 shares held by TI; (iv) 620,562 shares held by BCIP; and
    (v) 125,084 shares held by BCIP Trust (BCIP Trust, TCF, TM, TI and BCIP are collectively referred to herein as the "Bain Capital Funds"). BVC, as the sole general partner of TCF, TM and TI, may be deemed to be the beneficial owner of the shares of Common Stock held by such investment funds. In addition to Mr. Gay, the other general partners of BVC include: Joshua Bekenstein, Paul B. Edgerley, Adam W. Kirsch, Geoffrey S. Rehnert, W. Mitt Romney and Robert F. White. All such persons disclaim beneficial ownership of all such shares in which they do not have a pecuniary interest.

(12) EnTrust Capital Inc., reported on a Schedule 13F filed with the SEC, as of December 31, 1998, shared voting power of 1,348,264 shares of Common Stock and shared dispositive power of 1,804,204 shares of Common Stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

GENERAL

    In addition to Messrs. Swent and Rodgers, the following persons serve as executive officers of the Company:

    JOHN J. GRYMES. President, Williamhouse Division, from May 1996 to present; National Sales Manager, Williamhouse-Regency of Delaware, Inc. from 1991 to 1996 prior to and after its acquisition by the Company in October 1995; Employee of Williamhouse since 1987. Formerly in various management positions with International Paper Company from 1979 to 1987. Mr. Grymes is 41 years old.

    WILLIAM L. MORGAN. Executive Vice President, Operations, since July 1998. Corporate Vice President and President, Transmission, Connection & Broadband Systems, Northern Telecom, LTD., from 1991 to 1994. Formerly held numerous senior executive positions with Fujitsu, Memorex and Texas Instruments. Mr. Morgan is 59 years old.

    Executive officers of the Company are elected by and serve at the discretion of the Board of Directors.

SUMMARY COMPENSATION TABLE

    The table below provides information relating to compensation for 1998 for the Company's Chief Executive Officer and three other current executive officers who served as executive officers during the Company's last fiscal year and for the last three fiscal years for the Company's former Chief Executive Officer and two other former employees of the Company who served as executive officers during the Company's last fiscal year (collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities that were provided to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                     ANNUAL COMPENSATION              ------------
                                          -----------------------------------------    SECURITIES
                                                                     OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR   SALARY   BONUS(7)  COMPENSATION(8)     OPTIONS      COMPENSATION(9)
----------------------------------------  ----  --------  --------  ---------------   ------------   ---------------
James W. Swent III .....................  1998  $184,423  $ 89,682           --         600,000                --
  Chief Executive Officer(1)

John J. Grymes .........................  1998  $225,000  $      0           --         150,000        $    4,615
  President, Williamhouse Division

William L. Morgan ......................  1998  $134,238  $100,000           --         200,000                --
  Executive Vice President,
  Operations(2)

John H. Rodgers ........................  1998  $ 76,881  $ 37,500           --         100,000                --
  Senior Vice President & General
  Counsel; Secretary(3)
                                          ----  --------  --------      -------       ------------   ---------------

Charles G. Hanson III ..................  1998  $232,661  $      0      $22,469(10)           0        $1,056,855
  Chief Executive Officer(4)              1997   450,000         0                            0             7,945
                                          1996   407,239   386,500                      153,400(11)         7,765

Russell M. Gard ........................  1998  $205,824  $      0      $19,972(10)           0        $1,032,122
  Chief Operating Officer(5)              1997   400,000         0                            0             4,486
                                          1996   360,905   343,000                      121,200(11)         2,423

Timothy E. Needham .....................  1998  $253,607  $      0      $14,983(10)     100,000        $   60,812
  Executive Vice President, January--     1997   300,000         0                            0           127,556
  July 7, 1998; President and Chief       1996   300,000   180,000                       70,000(11)     1,179,811
  Operating Officer July 7, 1998--
  October 31, 1998(6)

------------------------

(1) Mr. Swent was employed by the Company on June 1, 1998. Mr. Swent entered into an employment agreement with the Company effective as of September 3, 1998. The annual salary for Mr. Swent was determined based upon a survey of compensation paid to similar officers at comparably sized companies and a recognition of their importance to the Company. See "Compensation of Executive Officers--Employment Agreements."

(2) Mr. Morgan was employed by the Company on July 20, 1998.

(3) Mr. Rodgers was employed by the Company on August 26, 1998.

(4) Mr. Hanson resigned as a Director and an executive officer of the Company on July 7, 1998.

(5) Mr. Gard resigned an executive officer of the Company on July 7, 1998.

(6) Mr. Needham resigned as an executive officer of the Company on October 31, 1998.

(7) Bonus payments to Messrs. Swent, Morgan and Rodgers were paid as inducements for employment in 1998. Bonus levels for Messrs. Hanson, Gard and Needham in 1996 were established by the Board based on the Company exceeding operating targets established at the beginning of such year.

(8) The aggregate amount of perquisites and other personal benefits given to each of the Named Executive Officers, valued on the basis of the aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that Named Executive Officer during each of the periods presented. Such benefits included automobile allowances.

(9) The amounts shown for "All Other Compensation" for Mr. Grymes include $4,615, which represents a matching contribution made by the Company on behalf of Mr. Grymes to the Company's 401 (k) plan. The amounts shown for Mr. Hanson include severance payments ($900,000) and consulting fees ($150,000) paid in 1998. See: "Compensation of Executive Officers--Employment Agreements." In addition, the amounts shown for Mr. Hanson include $6,855, which represents a matching contribution made by the Company on behalf of Mr. Hanson to the Company's 401(k) plan. The amounts shown for Messrs. Gard include severance payments ($800,000) and consulting fees ($225,000) paid in 1998. See: "Compensation of Executive Officers--Employment Agreements." In addition, the amounts shown for Mr. Gard include $7,122, which represents a matching contribution made by the Company on behalf of Mr. Gard to the Company's 401 (k) plan. The amounts shown for Mr. Needham in 1998 include severance payments ($56,000). (Mr. Needham was paid additional severance payments of $570,000 on January 3, 1999.) See "Compensation of Executive Officers-- Employment Agreements." In addition, the amounts shown for Mr. Needham include $4,812, which represents a matching contribution made by the Company on behalf of Mr. Needham to the Company's 401(k) plan and in 1997 reflect relocation expenses paid by the Company ($79,461) and the gross up for taxes on imputed income from such payment ($48,095).

(10) Represents the difference between the price paid by such Named Executive Officers for shares of Common Stock under the Company's Management Stock Purchase Plan and the fair market value of the Common Stock at the date of such purchase.

(11) Options for Common Stock granted to Messrs. Hanson, Gard and Needham in 1996 expired or were terminated in 1998 pursuant to the terms of their agreements with the Company. See "Compensation of Executive
    Officers--Employment Agreements."

STOCK OPTION GRANTS

    The following table provides information relating to the stock options awarded to the Named Executive Officers during the Company's last fiscal year.

                                                                                         POTENTIAL REALIZABLE VALUE AT
                                  INDIVIDUAL GRANTS(1)                                              ASSUMED
                              ----------------------------                                ANNUAL RATES OF STOCK PRICE
                               NUMBER OF     % OF TOTAL                    MARKET                APPRECIATION
                              SECURITIES       OPTIONS       EXERCISE     PRICE ON            FOR OPTION TERM(2)
                              UNDERLYING     GRANTED TO       OR BASE      DATE OF    -----------------------------------
                                OPTIONS     EMPLOYEES IN       PRICE        GRANT      EXPIRATION
NAME                          GRANTED(#)     FISCAL YEAR      ($/SH)       ($/SH)         DATE        5%($)      10%($)
----------------------------  -----------  ---------------  -----------  -----------  ------------  ---------  ----------
James W. Swent III..........     600,000          29.32%          2.00         2.00      9/03/2008    754,674   1,912,491
John J. Grymes..............      55,200           2.70%          4.50         4.50     10/01/2008    375,385     744,874
                                  69,800           3.41%        2.0625       2.0625      9/21/2008     90,537     229,439
                                  25,000           1.22%          1.56         1.56     11/30/2008     24,566      62,256
William L. Morgan...........     200,000           9.77%          2.00         2.00      9/03/2008    251,558     637,497
John H. Rodgers.............     100,000           4.89%          2.00         2.00      9/03/2008    125,779     318,748
Charles G. Hanson III.......          --             --             --           --             --         --          --
Russell M. Gard.............          --             --             --           --             --         --          --
Timothy E. Needham(3).......      50,000           2.44%        6.9375       6.9375      6/30/2000     17,344      34,688
                                  50,000           2.44%        1.7257       1.7257      6/30/2000      5,590     140,667

------------------------

(1) Options vest in three equal installments on each anniversary of the date of grant. Unless otherwise determined by the Compensation Committee of the Board, options expire upon the termination of the executive's employment, with the exception of options which are then exercisable in the following circumstances: (i) 180 days following the executive's death or disability;
    (ii) 90 days following the executive's retirement; and (iii) 30 days following the termination of the executive's employment by the Company other than by cause. With respect to the termination of Mr. Needham's options, see: "Compensation of Executive Officers--Employment Agreements."

(2) Amounts reflect certain assumed rates of appreciation set forth in the SEC's compensation disclosure rules. Actual gains, if any, on stock options exercises depend on future performance of the Common Stock and overall market conditions.

(3) Amounts for Mr. Needham assume appreciation over a one year period to correspond to the expiration date of his options.

STOCK OPTION HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning stock options outstanding as of December 31, 1998. There were no options exercised by the Named Executive Officers in 1998 for securities of the Company.

                                                                          NUMBER OF        VALUE OF
                                                                         SECURITIES       UNEXERCISED
                                                                         UNDERLYING      IN-THE-MONEY
                                    SHARES                               UNEXERCISED      OPTIONS AT
                                   ACQUIRED                                OPTIONS          FY-END
NAME                            ON EXERCISE(#)     VALUE REALIZED($)    AT FY-END (#)       ($)(1)
-----------------------------  -----------------  -------------------  ---------------  ---------------
                                                                        EXERCISABLE/     EXERCISABLE/
                                                                        UNEXERCISABLE    UNEXERCISABLE
James W. Swent III...........             --                  --          0/600,000              --/--
John J. Grymes...............             --                  --          0/150,000              --/--
William L. Morgan............             --                  --          0/200,000              --/--
John H. Rodgers..............             --                  --          0/100,000              --/--

Charles G. Hanson III(2).....             --                  --          840,713/0      $1,173,893/--
Russell M. Gard(3)...........             --                  --          798,548/0       1,150,370/--
Timothy E. Needham...........             --                  --          100,000/0              --/--

------------------------

(1) The closing sale price of the Common Stock on December 31, 1998, was $1.5625 per share, as reported by the New York Stock Exchange. The value of such options at fiscal year end is calculated on the basis of the difference between the option exercise price and $1.5625 multiplied by the number of shares of Common Stock underlying the option.

(2) Represents options to purchase an aggregate of 840,713 shares of Common Stock at a weighted average exercise price of approximately $0.17 per share.

(3) Represents options to purchase an aggregate of 798,548 shares of Common Stock at a weighted average exercise price of approximately $0.13 per share.

EMPLOYMENT AGREEMENTS

    In June 1996, the Company and Mr. Benson entered into an agreement that amended Mr. Benson's existing employment agreement (the "Benson Agreement"). Specifically, restrictions relating to the transferability of shares of Common Stock held by Mr. Benson and provisions granting certain investors and the Company the option to repurchase Mr. Benson's Common Stock in certain circumstances were deleted. Mr. Benson has been a Director of the Company since 1992. He served as the Company's Chief Financial Officer from 1992 through August 1996 and as Director of Strategic Planning and Acquisitions through November 1996. He served as acting Chief Financial Officer of the Company from December 1997 to June 1998. Under the Benson Agreement, Mr. Benson agreed not to compete with the Company for a period of two years following the termination of his employment with the Company. In addition, in January 1998, Mr. Benson and the Company amended certain of his existing option agreements to extend their exercise period to up to eighteen months after he ceases to be a Director of the Company.

    In June 1996, the Company and Mr. Hanson entered into an employment agreement (the "Hanson Agreement"), pursuant to which Mr. Hanson agreed to serve as the Chief Executive Officer of the

Company for a period of three years. Under the Hanson Agreement, Mr. Hanson received (i) an annual base salary equal to at least $450,000; (ii) an annual bonus up to 100% of his annual base salary (based upon the Company achieving certain operating targets); and (iii) certain fringe benefits. Mr. Hanson resigned as Chief Executive Officer and Director of the Company on July 7, 1998. Upon his resignation, Mr. Hanson entered into an agreement with the Company amending the Hanson Agreement and establishing the terms of his severance arrangement with the Company. In lieu of severance payments as provided under the original Hanson Agreement, Mr. Hanson agreed to accept a one-time lump sum payment of $900,000 payable upon his resignation and his execution of a full release of the Company. In addition, Mr. Hanson agreed to render consulting services to the Company for a period of nine months (the "Consulting Period"). In consideration of the consulting services, the Company agreed to pay Mr. Hanson $25,000 per month, plus reasonable expenses. In addition, Mr. Hanson is entitled to certain health and other benefits for specified periods following the Consulting Period, the extension of the option period to exercise certain of his options, outplacement services and continuation of his indemnification rights as set forth in the Company's certificate of incorporation and by-laws. Mr. Hanson has agreed not to compete with the Company for a period of two years following the Consulting Period and not to disclose any confidential information at any time without the prior written consent of the Company.

    In June 1996, the Company and Mr. Gard entered into an employment agreement containing substantially similar terms to the Hanson Agreement (the "Gard Agreement"). Under the Gard Agreement, Mr. Gard agreed to serve as the Chief Operating Officer of the Company for a period of three years for which he would receive (i) an annual base salary equal to at least $400,000; (ii) an annual bonus up to 100% of his annual base salary (based upon the Company achieving certain operating targets); and (iii) certain fringe benefits. Mr. Gard resigned as Chief Operating Officer of the Company on July 7, 1998. Upon his resignation, Mr. Gard entered into an agreement with the Company amending the Gard Agreement and establishing the terms of his severance arrangement with the Company. In lieu of severance payments as provided under the original Gard Agreement, Mr. Gard agreed to accept a one-time lump sum payment of $800,000 payable upon his resignation and his execution of a full release of the Company. In addition, Mr. Gard agreed to continue as Vice Chairman of the Board of Directors and, for a period of nine months, to render consulting services to the Company (the "Consulting Period"). In consideration of the consulting services, the Company agreed to pay Mr. Gard $37,500 per month, plus reasonable expenses. In addition, Mr. Gard is entitled to certain health and other benefits for specified periods following the Consulting Period, the extension of the option period to exercise certain of his options, outplacement services and continuation of his indemnification rights as set forth in the Company's certificate of incorporation and by-laws. Mr. Gard has agreed not to compete with the Company for a period of two years following the Consulting Period and not to disclose any confidential information at any time without the prior written consent of the Company.

    In June 1996, the Company and Mr. Needham entered into an employment agreement (the "Needham Agreement"), pursuant to which Mr. Needham agreed to serve as an Executive Vice President to the Company in exchange for (i) an annual base salary during the first three years of the agreement of at least $300,000; (ii) an annual bonus up to 100% of his annual base salary (based upon the Company achieving certain operating targets); and (iii) certain fringe benefits, including reimbursement for expenses resulting from Mr. Needham's relocation from New York to Dallas. On July 7, 1998, Mr. Needham was named to the position of President and Chief Operating Officer of the Company and entered into an agreement amending the Needham Agreement and increasing his base salary to $330,000. Mr. Needham resigned as an executive officer of the Company on October 31, 1998, and entered into an agreement with the Company amending the Needham Agreement and establishing the terms of his severance arrangement with the Company. In lieu of severance payments as provided in the original Needham Agreement, Mr. Needham agreed to accept a one-time lump sum payment of $56,000 payable on October 31, 1998, and $570,000 payable on January 1, 1999, contingent upon his resignation and his execution of a full release of the Company. In addition, Mr. Needham agreed to render consulting services to the Company for a period ending December 31, 1999 (the "Consulting Period"). In consideration of the consulting services, the

Company agreed to pay Mr. Needham the sum of $240,000 payable July 2, 2000, which sum shall be set off on that date against any outstanding amounts owed to the Company on July 2, 2000, under Mr. Needham's promissory note to the Company. See "Certain Relationships and Related Transactions--Indebtedness of Management". In addition, Mr. Needham is entitled to certain health and other benefits for specified periods following the Consulting Period, the extension of the option period to exercise certain of his options, outplacement services and continuation of his indemnification rights as set forth in the Company's certificate of incorporation and by-laws. Mr. Needham has agreed not to compete with the Company for a period of eighteen months and not to disclose any confidential information at any time without the prior written consent of the Company.

    Effective September 3, 1998, the Company and Mr. Swent entered into an employment agreement (the "Swent Agreement"), pursuant to which Mr. Swent agreed to serve as the Chief Executive Officer of the Company. Under the Swent Agreement, Mr. Swent will receive (i) an annual base salary equal to at least $425,000; (ii) an annual bonus in 1998 of $200,000 and thereafter an annual bonus not to exceed 120% of his annual base salary (based upon the Company achieving certain operating targets); and (iii) certain fringe benefits. If Mr. Swent's employment is terminated without cause or by Mr. Swent for "Good Reason", as defined in the Swent Agreement, he will be entitled to receive his base salary and fringe benefits for 12 months following such termination, in addition to 50% of his "Target Bonus", as defined in the Swent Agreement, for the year in which his employment was terminated if the termination is during the first six months of the year or 100% of the Target Bonus if such termination was during the last six months of the year. Mr. Swent has agreed not to compete with the Company for a period of twelve months following his termination of employment with the Company and not to disclose any confidential information at any time without the prior written consent of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    THIS COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The following report has been submitted by the Compensation Committee of the Board of Directors:

    The Compensation Committee was established by the Board of Directors in June 1996 in connection with the Company's IPO. At such time, Messrs. Robert C. Gay and Marc B. Wolpow, Managing Directors of Bain Capital, were appointed to the Committee. The Bain Capital Funds collectively own approximately 35.9% of the outstanding Common Stock. The Board selected Messrs. Gay and Wolpow to help ensure that the compensation policies of the Company serve to align the interests of the Company's management with those of its stockholders.

    The Compensation Committee is responsible for (i) determining the compensation of the Company's executive officers; (ii) reviewing the recommendations of the Company's Chief Executive Officer on compensation levels of all other officers of the Company; and (iii) adopting and changing compensation policies and practices of the Company and reporting its recommendations to the full Board of Directors. In making its recommendations to the Board concerning adjustments to compensation levels, the Compensation Committee considers the financial condition and operational performance of the Company during the prior year. The Company's executive compensation program consists of three principal components: (i) base salary; (ii) annual bonus; and
(iii) long-term equity incentives.

    BASE SALARY. The base salary for each of the Company's executive officers was determined in 1998 pursuant to the terms of his respective employment agreement or arrangement with the Company. Messrs. Swent, Morgan and Rodgers were employed by the Company on June 1, July 20 and August 26, 1998, respectively. The executive officers' base salaries are based on their respective expected levels of responsibility and competitive market conditions. Mr. Grymes' base salary was increased in December 1998. In addition, Messrs. Swent, Morgan and Rodgers each received a special bonus payment as an inducement for employment, payable all or in part in 1998. Mr. Swent entered into an employment agreement with the Company effective September 3, 1998. See "Compensation of Executive Officers-- Employment Agreements."

    Messrs. Hanson and Gard, each of whom participated in the acquisition of AMPAD Corporation from Mead Corporation in 1992, entered into new employment agreements with the Company in June 1996. At that time, both Mr. Hanson and Mr. Gard received significant increases in base salary as a result of the significant growth of the Company and improved operating results. The base salaries of Messrs. Hanson and Gard were determined based upon a survey of compensation paid to similar officers at comparably sized companies and in recognition of their importance to the Company. Neither Mr. Hanson nor Mr. Gard received a salary increase in 1998. Mr. Hanson resigned as Chief Executive Officer and Director of the Company on July 7, 1998, and Mr. Gard resigned as an executive officer of the Company on July 7, 1998. Upon their resignations, Messrs. Hanson and Gard each entered into an agreement with the Company amending his respective employment agreement and establishing the terms of his severance arrangement with the Company. See "Compensation of Executive Officers--Employment Agreements." Mr. Needham joined the Company in November 1995 in connection with the Company's acquisition of Williamhouse. In June 1996, Mr. Needham entered into an employment agreement with the Company. Mr. Needham's base salary was determined based on his expected level of responsibility and competitive market conditions. On July 7, 1998, Mr. Needham was named to the position of President and Chief Operating Officer of the Company and entered into an amended employment agreement with the Company that included an increase in base salary. Mr. Needham resigned as an executive officer of the Company on October 31, 1998, and entered into an agreement with the Company amending his employment agreement and establishing the terms of his severance arrangements with the Company. See "Compensation of Executive Officers--Employment Agreements."

    ANNUAL BONUS. Each of the executive officers and senior management of the Company is entitled under the terms of his or her employment with the Company to receive an annual bonus based upon individual bonus targets and the Company achieving certain operating targets. In general, such operating targets relate to the Company achieving certain minimum levels of EBITDA, which are set by the Board of Directors at the beginning of such year. In 1998, the Company did not achieve the EBITDA levels required for the executive officers to be eligible to receive an annual bonus award. As a result, no annual bonuses were awarded for 1998. The bonus target for the Chief Executive Officer is 120% of his base salary. Other bonus targets for executive officers and senior management of the Company range from 40% to 60% of base salary. In September 1998, in order to create special incentives for the remainder of the year, the Board approved an interim bonus plan for the second half of 1998 to be paid to key employees based upon targeted EBITDA results for the 3(rd) and 4(th) quarters of 1998 and upon individual personal goals established by each of the participants to be achieved in the 4(th) quarter of 1998. In March 1999, the Company paid a total of $1,252,561 to participants in the interim bonus plan. Messrs. Hanson, Gard or Needham did not receive bonus payments for 1998.

    LONG-TERM EQUITY INCENTIVES. Long-term incentive awards are intended to develop and retain strong management through stock ownership that recognizes future performance. The Board believes that a significant portion of senior executives' compensation should depend on value created for the stockholders. In order to more closely align the interests of the Company's senior management with those of its stockholders, and to link the value of management's holdings directly to the market value of the Common Stock, the Company has adopted the 1996 Key Employee Stock Incentive Plan (the "1996 Option Plan") and the Management Stock Purchase Plan. Under the 1996 Option Plan, the Compensation Committee was granted broad authority to award equity-based compensation arrangements to any eligible employee of the Company. An aggregate of 1,500,000 shares of Common Stock was reserved for issuance upon the exercise of awards granted to eligible participants under the 1996 Option Plan. Under the Management

Stock Purchase Plan, eligible management employees of the Company are entitled to purchase shares of Common Stock at a purchase price equal to 75% of its fair market value using up to 25% of their annual incentive bonuses. The Management Stock Purchase Plan is designed to encourage management employees of the Company to acquire an ownership interest in the Company and thereby permit such employees to share in the growth in value of the Company. No annual bonuses were paid for 1998 and consequently no shares of Common Stock were purchased under the Management Stock Purchase Plan in 1998. In September 1998, the Board approved a proposal to re-price currently outstanding options under the 1996 Option Plan. Under the proposal, on a voluntary basis, the Company offered to exchange at an exchange rate of .8 to 1, all currently outstanding stock options granted under the 1996 Option Plan prior to July 1, 1998, and to re-price such outstanding options to a market valuation of $4.50 per share with a vesting period of three years commencing on October 1, 1998. The proposal further offered to the holders of such outstanding options a three year retention bonus equal to $2.50 for each new option share granted to be paid in three equal payments on the same vesting terms and schedule as the new option grants. A total of 413,200 options were granted in exchange for 516,500 outstanding options pursuant to the re-pricing program. After taking into account options exchanged under the re-pricing program, the Compensation Committee granted a net of 1,117,800 new options under the 1996 Option Plan in 1998 of which 350,000 were granted to executive officers. A total of 1,328,200 options were outstanding under the 1996 Option Plan as of December 31, 1998.

    In September 1998, the Board, with the prior approval of the New York Stock Exchange, reserved a total of 1,210,000 option shares to be available for option grants outside of the 1996 Option Plan and as conditions of employment to certain newly hired executives in individual amounts and at option prices to be approved by the Compensation Committee. The Compensation Committee granted 800,000 options to executive officers outside of the 1996 Option Plan in 1998.

    The Board has proposed and recommends approval by the stockholders at the 1999 Annual Meeting of Stockholders of a new stock incentive plan substantially in the same form and under the same terms as the 1996 Option Plan. See "Proposal No. 3--Approval of the 1999 Key Employees Stock Incentive Plan."

    POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY AND OTHER MATTERS. Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the annual tax-deductible compensation paid to a covered officer. However, the limitation does not apply to performance-based compensation, provided certain conditions are satisfied. Although the Compensation Committee recognizes that, under certain circumstances, compensation paid pursuant to the options granted outside the 1996 Option Plan could exceed the limitations of
Section 162(m) of the Internal Revenue Code, it does not believe that any executives will earn in excess of deductible limits.

    The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken, to the extent it believes feasible, appropriate actions to preserve the deductibility of annual incentive, long-term performance, and stock option awards. However, notwithstanding the Company's general policy, the Committee retains the authority to authorize payments that may not be deductible if it believes that is in the best interests of the Company and its stockholders.

    The Compensation Committee will continue to review the compensation package provided for the Chief Executive Officer and all other officers, and to monitor its competitiveness within the industry and the community, as well as its relationship to stockholders' returns. The Compensation Committee will recommend adjustments that are deemed appropriate, both in compensation policies and practices, compensation structure and the actual compensation paid.

                                          Robert C. Gay, Chairman
                                          Marc B. Wolpow

                               PERFORMANCE GRAPH

    The Performance Graph below compares the value at year-end 1996, 1997 and 1998 of an investment in the Common Stock of $100 on July 2, 1996, the date the Common Stock became publicly traded at an initial offering price of $15.00 per share. Also shown are the values, assuming $100 invested in the Russell 2000 Stock Index and a peer group index selected by the Company consisting of manufacturers, distributors or retailers of office products, also beginning on July 2, 1996, and at year-end 1996, 1997 and 1998. The companies selected to form the Company's peer group index are American Business Products, Inc., Avery Dennison Corporation, Day Runner, Inc., Mail-Well, Inc., Mead Corporation, Moore Corporation, New England Business Services, Wallace Computer Services, Westvaco Corporation and Willamette Industries. The Company may decide, in future years, to change the composition of the peer group if the Company believes that comparative data is available. Total returns are based on market capitalization.

                        COMPARE CUMULATIVE TOTAL RETURN
                          AMONG AMERICAN PAD & PAPER,
                    RUSSELL 2000 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  DOLLARS                       AMERICAN PAD & PAPER       RUSSELL 2000 INDEX       PEER GROUP INDEX
7/2/96                                                             $100                    $100                    $100
12/31/96                                                           $151                    $106                    $114
12/31/97                                                            $64                    $129                    $125
12/31/98                                                            $10                    $126                    $118
ASSUMES $100 INVESTED ON JULY 2, 1996
ASSUMES DIVIDEND REINVESTED

    SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

    Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2000 annual meeting of stockholders of the Company must be received by the Company on or before the close of business December 31, 1999. Such proposals should be submitted by certified mail, return receipt requested.

    The Company's By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (provided that in the event that date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders must be received no later than the close of business on the tenth day of the public announcement of such meeting) and that such notice must meet certain other requirements. As a result, stockholders who intend to present a proposal at the

2000 annual meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal no later than March 27, 2000 (assuming the date of next year's annual meeting is not changed more than 30 days). The Company's proxy related to the 2000 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by the Company after such date. Any stockholder interested in making such a nomination or proposal should request a copy of the By-Laws provisions from the Secretary of the Company.

    The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1998, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to:
Secretary, American Pad & Paper Company, 17304 Preston Road, Suite 700, Dallas Texas 75252.

                                 OTHER MATTERS

    The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone, facsimile or other individual or broadcast communication media. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

    Management knows of no other matters to be brought before the Annual Meeting. However, if any other business should properly come before the meeting, it is the intention of each person named in the enclosed proxy, or their substitutes, to vote the proxy in accordance with his respective judgment on such matters. Minutes of the last Annual Meeting of Stockholders will be submitted for approval. Management's reports will be heard and received. Neither the hearing of the reports nor the approval of the minutes will constitute approval or disapproval of the matters set forth therein.

                                INDEMNIFICATION

    Pursuant to the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws, the Company has indemnified certain current and former directors and officers in connection with pending litigation as well as with other actions they may have taken while serving as Directors or officers of the Company.

                                          By Order of the Board of Directors,

                                          John H. Rodgers
                                          SECRETARY

March 31, 1998

    IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A

                          AMERICAN PAD & PAPER COMPANY
                    1999 KEY EMPLOYEES STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

    The purpose of the American Pad & Paper Company 1999 Key Employees Stock Incentive Plan (the "PLAN") is to enable American Pad & Paper Company, a Delaware corporation (the "COMPANY") and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the Company.

SECTION 2. PERSONS ELIGIBLE

    Any person employed by the Company or any of its subsidiaries including any director who is so employed (an "EMPLOYEE"), shall be eligible to be considered for the grant of Awards (as defined below) under the Plan.

SECTION 3. AWARDS

    (a) The Committee (as defined below), on behalf of the Company, is authorized under the Plan to enter into any type of arrangement with an Employee that is consistent with the provisions of the Plan and that by its terms involves the issuance or potential issuance of (i) shares of common Stock, par value $.01 per share, of the Company ("COMMON STOCK") or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as such Rule may be amended from time to time) with an exercise or conversion right at a price related to Common Stock or with a value derived from the value of the shares of Common Stock. The entering into of any such arrangement is referred to herein as the grant of an "AWARD."

    (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, restricted stock unit, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist or one or more such security or benefit.

    (c) Common Stock may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

    (d) Subject to the provisions of the Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under the Plan, which terms and conditions may include without limitation:

        (i) a provision permitting the recipient of such Award, including a director or officer of the Company, to pay the purchase price of the Common Stock or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such Award, in whole or in part, by any one or more of the following:

       (A) the delivery of previously owned shares of Common Stock or other property,

       (B) a reduction in the amount of Common Stock or other property otherwise issuable pursuant to such Award, or

       (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee;

        (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

       (iii) a provision required in order for such Award to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (an "INCENTIVE STOCK OPTION").

    (e) Notwithstanding any other provision of the Plan, no one Employee shall be granted options or other Awards with respect to more than 100,000 shares of Common Stock in any one calendar year; provided, however, that this limitation shall not apply if it is not required in order for the compensation attributable to Awards hereunder to qualify as performance-based compensation described in
Section 162(m) of the Internal Revenue Code ("PERFORMANCE-BASED COMPENSATION"). The limitation set forth in this Section 3(e) shall be subject to adjustment as provided in Section 7 hereof, but only to the extent such adjustment would not affect the status of compensation attributable to Awards hereunder as Performance-Based Compensation.

SECTION 4. STOCK SUBJECT TO PLAN

    (a) At any time, the aggregate number of shares of Common Stock issued and issuable pursuant to all Awards granted under the Plan shall not exceed 1,500,000, subject to adjustment as provided in Section 7 hereof. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

    (b) For purposes of Section 4(a) hereof, the aggregate number of shares of Common Stock issued and issuable pursuant to Awards granted under the Plan shall at any time be deemed to be equal to the sum of the number of shares of Common Stock which have been issued pursuant to Awards and which have not been repurchased by the Company and the number of shares which are or may be issuable at or after such time pursuant to Awards granted prior to such time.

SECTION 5. DURATION

    No Awards shall be granted under the Plan after April 27, 2009. Shares of Common Stock may be issued after April 27, 2009 pursuant to Awards granted prior to such date, however, no shares of Common Stock shall be issued under the Plan after April 27, 2019.

SECTION 6. ADMINISTRATION

    (a) The Plan shall be administered by a committee (the "COMMITTEE") of the Board of Directors of the Company (the "BOARD") consisting of two or more directors, each of whom is a "Non-Employee Director" (as such term is defined in Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time) and an "outside director" as defined in Section 162(m) of the Internal Revenue Code; provided that to the extent permitted at any time under Rule 16b-3 or any successor rule and under Section 162(m) of the Internal Revenue Code or any successor statutory provision, and any implementing regulations, without adversely affecting the ability of the Plan to comply with the conditions for exemption from Section 16 of the Exchange Act provided by Rule 16b-3 and the exemption from the limitations on the deductibility of certain executive compensation provided by Section 162(m), the Committee may delegate the administration of the Plan in whole or in part, on such terms and conditions, to such other person or persons as it may determine in its discretion, which persons may be officers or employees of the Company or third parties (each such person, an "AUTHORIZED DELEGATE").

    (b) Subject to the provisions of the Plan, the Committee (or its Authorized Delegate) shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan, including the following:

        (i) adopt, amend and rescind rules and regulations relating to the Plan;

        (ii) determine which persons meet the requirements of Section 2 hereof for eligibility under the Plan and to which of such eligible persons, if any, Awards shall be granted hereunder;

       (iii) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof;

        (iv) interpret and construe the Plan and the terms and conditions of any Award granted hereunder; and

        (v) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

    (c) Any decision of the Committee (or any Authorized Delegate) in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any Authorized Delegate to execute and deliver documents or to take any other ministerial action on behalf of the Committee with respect to Awards made or to be made to Plan participants. No member of the Committee or Authorized Delegate shall be liable for anything done or omitted to be done by such member or Authorized Delegate, by any other member of the Committee or by any other Authorized Delegate in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. Determinations to be made by the Committee under the Plan may be made by Authorized Delegates.

SECTION 7. ADJUSTMENTS

    If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under the Plan, (b) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under the Plan and (c) to the extent permitted under
Section 3(e) hereof, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Employee during any calendar year; PROVIDED, HOWEVER, that no adjustment shall be made to the number of shares of Common Stock that may be acquired pursuant to outstanding Incentive Stock Options or the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan to the extent such adjustment would result in such options being treated as other than Incentive Stock Options; provided further that no such adjustment shall be made to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than Performance-Based Compensation.

SECTION 8. AMENDMENT AND TERMINATION

    The Board may amend or terminate the Plan at any time and in any manner; provided however, that no such amendment or termination shall deprive the recipient of an Award previously granted under the Plan of any of his or her rights thereunder, without the consent of such recipient and provided further that no amendment shall become effective without stockholder approval if such stockholder approval is required by law.

SECTION 9. EFFECTIVENESS

    The Plan shall be submitted to the stockholders of the Company for their approval and adoption in accordance with Section 162(m) under the Internal Revenue Code. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted.

SECTION 10. MISCELLANEOUS PROVISIONS

    (a) Neither the Plan nor any action taken hereunder shall be construed as giving any Employee or other person any right to continue to be employed by the Company or any of its subsidiaries.

    (b) Except as may be set forth in an Award or otherwise approved by the Committee, an Employee's rights and interests under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of an Employee's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

    (c) It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3 or Section 162(m), such provision shall be deemed null and void to the extent required to permit the Plan to comply with Rule 16b-3 or Section 162(m), as the case may be.

    (d) The Company shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue shares of Common Stock, other securities or property or any combination thereof, upon exercise, settlement or payment of an Award under the Plan, that the recipient of an Award (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold such taxes.

    (e) By accepting any Award or other benefit under the Plan, each recipient of an Award and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

    (f) The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

                                                                 SKU #1551-PS-99

                          AMERICAN PAD & PAPER COMPANY
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 27, 1999

The undersigned hereby appoints James W. Swent III, John H. Rodgers and David N. Pilotte, and each of them (acting by majority or if only one be present, then by that one alone), my proxies, with full power of substitution, to vote as directed below, for and in my name, place and stead, all shares I would be entitled to vote if personally present at the Annual Meeting of Stockholders of American Pad & Paper Company, to be held in the Crescent Ballroom of the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, on Tuesday, April 27, 1999 at 11:30 a.m. or at any adjournment thereof, as follows:

Please mark your votes as in this example. /X/

1.   ELECTION OF CLASS III DIRECTORS--Nominees: James W. Swent III; Robert C. Gay; Scott R. Watterson
     / / FOR all nominees, except those whose name(s) is (are) written below.         / / WITHHOLD vote for all nominees.

     ---------------------------------------------------------------------------------------------------------------
2.   Ratification of the appointment of the accounting firm of PricewaterhouseCoopers LLP as independent accountants of the
     Company for 1999.
                              / /  FOR                   / /  AGAINST                   / /  ABSTAIN
3.   Approval of the 1999 Key Employees Stock Incentive Plan
                              / /  FOR                   / /  AGAINST                   / /  ABSTAIN
4.   OTHER BUSINESS--In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

             (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF NOT OTHERWISE INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AND "FOR" PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

If you plan to attend the meeting in person, please check this box. / /

                                              DATED ______________________, 1999
                                              PLEASE SIGN HERE
                                              ____________________________(Seal)

                                              ____________________________(Seal)
                                                Signature(s) of Stockholder(s)

                                              Date and sign exactly as your name
                                              appears hereon. When signing as an
                                              administrator, executor, trustee,
                                              attorney, corporate officer, or in
                                              any other capacity, so indicate.
                                              Receipt of 1998 Annual Report and
                                              March 31, 1999, Notice and Proxy
                                              Statement is hereby acknowledged.

                                                      PLEASE MAIL TODAY